March 20, 2007

Universal Hospital Services and Stryker enter into Agreement for Health Care Bed Rentals

Long Term Exclusive Rental Partnership Pairs Health Care Industry Innovators

EDINA, Minn.-- (BUSINESS WIRE)—Universal Hospital Services, Inc. (“UHS”), and Stryker Medical, a division of Stryker Corporation (NYSE: SYK), announced today that they have entered into a long term agreement for UHS to be the exclusive provider of Stryker Medical beds to the U.S. health care bed rental marketplace, which is estimated to exceed $500 million. Stryker Medical, a market leader in health care bed manufacturing and sales, has not previously offered its bed products for rent. UHS has over 65 years of experience in the rental of medical equipment, with a focus on the hospital and sub acute marketplace. Under the agreement, Stryker Medical and UHS will jointly promote the rental program to their respective customers and leverage UHS’ national, field based logistics and customer service teams to provide a superior service offering to Stryker’s bed customers.

Commenting on the announcement, Lonny Carpenter, Vice President and General Manager of Stryker Medical, said, “While our diverse and innovative bed products are well received by our customers, our previous lack of a rental offering left our customers without the ability to access our products on a cost effective, peak needs basis. By partnering with UHS, we combine our world class products with a world class service organization that is the clear industry leader in health care rentals. Both organizations share a passion for innovation and customer service. This is a win for both companies, but more importantly, for our customers.”

“This is all about making a difference over the long term for our health care customers,” said Gary Blackford, President and CEO of UHS. “We believe Stryker is leading the bed industry in innovative products. Our rental service offering will make these products available on demand, 24 X 7 for our health care customers. We believe that our new relationship with Stryker will allow us to address significant unmet rental needs for our customers.”

Under the agreement, Stryker will provide exclusive access to its bed, stretcher and support surface products for UHS to offer in its rental program. UHS will employ its national rental infrastructure and customer service teams to provide Stryker Medical products for rental on a daily, weekly, monthly or long term basis, customized to the customer’s needs. The program will allow health care customers to achieve significant capital and operating savings, by relying on UHS to meet spikes in demand caused by seasonal, natural or other events, or meet needs between capital budgeting cycles. The initial term of the agreement is 10 years, reflecting the long term commitment that both parties are making to the market.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment. Stryker also provides outpatient physical therapy services in the United States.

Universal Hospital Services, Inc. (”UHS”) is a leading, nationwide provider of medical equipment outsourcing and services to the health care industry. Its customers include national, regional, and local acute care hospitals, alternate site providers (such as nursing homes and home care providers) and medical equipment manufacturers. As a leading medical equipment lifecycle services company, UHS designs and offers comprehensive solutions for its customers that reduce costs, increase equipment and staff productivity and support optimal patient care.

Contacts
Universal Hospital Services, Inc.
Gary Blackford, 952-893-3250
President and Chief Executive Officer
or
Rex Clevenger, 952-893-3254
Senior Vice President and Chief Financial Officer